Subscription and Investment Letter for Symmetry Panoramic Alternatives Fund

July 24, 2018

Symmetry Panoramic Trust

151 National Drive

Glastonbury, Connecticut 06033

To the Board of Trustees:

The undersigned hereby subscribes to 10,000 shares of beneficial interest of the Symmetry Panoramic Alternatives Fund (the “Fund”), a series of Symmetry Panoramic Trust, on July 13, 2018, at a price of $10.00 per share and agrees to pay therefor upon demand, cash in the amount of $100,000 to the Fund. In connection with such sale, we understand that: (i) your sale of the shares to us is made in reliance on such sale being exempt under Section 4(2) of the Securities Act of 1933 (the “1933 Act”) as not involving any public offering; and (ii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the shares or of any interest therein. We hereby agree that we will not sell, assign, or transfer the shares or any interest therein, except upon repurchase or redemption by the Fund, unless and until the shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment, or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

Very truly yours,

SYMMETRY PARTNERS, LLC

By:	/s/ Dana D’Auria
Dana D’Auria
President